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POWER OF ATTORNEY

I understand that the information I am furnishing to you herein will be used by the Company in the preparation of its 2001 Proxy
Statement or its Annual Report to the SEC on Form 10-K for the year ended December 31, 2000, or both.

If I am a nominee for director, I shall be deemed to have consented, by virtue of executing this questionnaire, to being named as such in the Proxy Statement and to serve if elected. I also understand that should I discontinue my principal position, association or other identification that existed outside of the Company at the time of my most recent election to the Board of the Company, other than by reason of disability or retirement in accordance with the policies relative to that position, I shall tender my resignation as a director for consideration by the Nominating Committee and the full Board promptly following the date of my discontinuance of such position, association or identification. Further, should I consider any new or additional association or affiliation, such as directorships or similar positions by whatever title, with public or privately-held commercial enterprises, or should any preexisting association or affiliation substantially alter the nature of its activities or purposes, I shall advise the Chairman of the Board, and if there is no Chairman, the Chief Executive Officer of the Company, so that any potential conflict of interest or obligation, potential embarrassment to the Company, or possible inconsistency with Company policies, values or standards may be identified and assessed.

In addition, by signing this Questionnaire, I hereby appoint William M. Piet, Howard Malovany and each of them as my full and lawful Power of Attorney to sign on my behalf, after my review, the Annual Report on Form 10-K to be prepared and filed with the Securities and Exchange Commission for the year ended December 31, 2000.



Date		Signature